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                                                                   EXHIBIT T3A-3



                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      HEALTH CARE EQUITY INVESTMENTS, INC.


It is hereby certified that:

        1. The present name of the corporation (hereinafter called the "Corporation") is Health Care Equity Investments, Inc., which is the name under which the Corporation was originally incorporated; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is January 26, 1994.

        2. The certificate of incorporation of the Corporation is hereby amended by striking out Articles I, III and IV thereof and by substituting in lieu thereof new Articles I, III and IV which are set forth in the Restated Certificate of Incorporation hereinafter provided for.

        3. The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Health Care Equity Investments, Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

        4. The amendments and the restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

        5. The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:


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                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      HEALTH CARE EQUITY INVESTMENTS, INC.


        FIRST: The name of the Corporation is Carriage House Assisted Living,
Inc.

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, 19805. The name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

        THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in the following activities:

        To develop, construct, lease, acquire, own, hold, maintain, manage, operate, improve, finance, sell, exchange, dispose of and otherwise deal with certain properties improved, or to be improved, with assisted living facilities (the "Properties"), either itself or in its capacity as a partner of a partnership for any of said purposes, together with such other activities as may be necessary or advisable in connection with its interest in the Properties. The Corporation shall not engage in any business unrelated to the Properties.

        FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 20,000, all of which shares shall be Common Stock having a par value of $0.01.

        FIFTH: The name and mailing address of the incorporator are Mark N. Klein, c/o Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153.

        SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

        SEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph




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(a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

               (b) The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (Including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.


Signed on July 23, 1996.

                                            HEALTH CARE EQUITY INVESTMENTS, INC.


                                            /s/ JAMES J. PIECZYNSKI
                                            ------------------------------------
                                            By:  James J. Pieczynski
                                                 Chief Financial Officer and
                                                 Secretary




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